February 20, 2001

Securities and Exchange Commission
450 Fifth Street,
N.W. Washington, D.C.  20549

Re:  Northeast Utilities
SEC File Number 70-

Ladies and Gentlemen:

I am Assistant General Counsel of Northeast Utilities Service Company ("NUSCO"), a service company affiliate of Northeast Utilities ("NU"). I have acted as counsel for NU in connection with Form U-1 in this File
("Declaration"). In the Declaration, NU sought the approval of the Commission for the issuance of a guarantee or other forms of credit support (the "Guarantee") of its wholly-owned subsidiary, Holyoke Water Power Company (the "Proposed Transactions").

In connection with this opinion, I have examined or caused to be examined by counsel associated with or engaged by me, including counsel who are employed by NUSCO, originals or copies certified to my satisfaction of such corporate records of NU, certificates of public officials and of officers of NU, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. In my examination of such agreements, instruments and documents, I have assumed the genuineness of all signatures, the authenticity of all agreements, instruments and documents submitted to me as originals, and the conformity to original agreements, instruments and documents of all agreements, instruments and documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

The opinions set forth herein are limited to the laws of the Commonwealth of Massachusetts and the federal laws of the United States. I am a member of the bar of the State of New York. I am not a member of the bar of the Commonwealth of Massachusetts, and do not hold myself out as an expert in the laws of such Commonwealth. In expressing opinions about matters governed by the laws of the Commonwealth of Massachusetts, I have consulted with counsel who are employed by NUSCO and are members of the bar of such Commonwealth.

I have assumed that the Proposed Transactions are carried out in conformity with the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended, and the requisite authorizations, approvals, consents or exemptions under the securities laws of the various States and other jurisdictions of the United States.

Based upon and subject to the foregoing, and assuming that the Proposed Transactions are carried out in accordance with the Declaration, and the NU Board authorizes the guarantee, I am of the opinion that, when the Commission shall have entered an order forthwith granting the Declaration:

(a) all State laws applicable to the Proposed Transactions will have been complied with;

(b) The Guarantee will be the valid and binding obligation of NU in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and the effect of general principles of equity;

(c) NU is validly organized and existing under the laws of the Commonwealth of Massachusetts;

(d) the consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by NU or any associate company thereof.

I hereby consent to the filing of this opinion as an exhibit to the Declaration and in any proceedings before the Commission that may be held in connection therewith.

Very truly yours,


/S/Jeffrey C. Miller
Assistant General Counsel